Exhibit 99.1

HESS CORPORATION
News Release

FOR IMMEDIATE RELEASE

HESS TO APPOINT TERRENCE J. CHECKI TO BOARD OF DIRECTORS

NEW YORK – March 11, 2014 – Hess Corporation (NYSE: HES) today announced that its Board of Directors will appoint Terrence J. Checki, a Management Committee member at the Federal Reserve Bank of New York, to the Company’s Board of Directors, effective May 1, 2014.

Mr. Checki, 68, is stepping down from his post as one of the senior-most officials at the New York Fed, sitting on its Management Committee and playing a key role in the Federal Reserve’s efforts to keep markets and financial institutions functioning during the 2008 financial crisis.  Prior to announcing his intention to retire from the Bank during the first quarter of 2014, he served as executive vice president and head of the Emerging Markets and International Affairs Group (EMIA). Mr. Checki began his career at the New York Fed in late 1967 and was first named an executive vice president in 1995. During his tenure, he held positions in corporate, financial supervision and international affairs areas as well as in the Office of the President.

Mark Williams, Non-Executive Chairman, said, “Terry has decades of experience navigating complex domestic and international financial issues for one of the world’s most important financial institutions. His insights into the many factors influencing domestic economic development, as well as those affecting many of the international markets in which we operate, add a unique and important perspective to our Board. We look forward to his contributions as Hess advances a plan that the Board believes will continue to deliver strong, sustainable returns to shareholders.”

Mr. Checki said, “I am honored to have the opportunity to join the world class Hess Board. I look forward to working together with the Board and management as the Company continues to successfully execute on its strategy to drive growth and increase shareholder value.”

Mr. Checki will replace John Krenicki Jr., who intends to resign from the Board effective May 1, 2014 due to other professional commitments as a Partner of Clayton, Dubilier & Rice, LLC.

Mr. Krenicki said, “Hess has had a remarkable year since I joined its Board and I am proud to have played a role in its success. I enjoyed my time working alongside this outstanding group of directors, whom I wish well. I have been, and remain, fully supportive of Hess’ strategic plan and I am confident that the Company will continue to build on its strong momentum in 2014 and in future years.”

Mr. Williams concluded, “John has been an invaluable Board member over the past year, and on behalf of the Company and the entire Board, I want to thank him for his service.  We wish him all the best for the future.”

Hess Corporation is a leading global independent energy company engaged in the exploration and production of crude oil and natural gas.  More information on Hess Corporation is available at http://www.hess.com.

For Hess Corporation

Investor Contact:
Jay Wilson
(212) 536-8940

Media Contact:
Michael Henson/Patrick Scanlan
Sard Verbinnen & Co
(212) 687-8080